UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

UNISYS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	38-0387840
(State of incorporation or organization)	(IRS Employer Identification No.)

801 Lakeview Drive, Suite 100 Blue Bell, Pennsylvania	19422
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Stock Purchase Rights	New York Stock Exchange, Inc.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Registration A offering statement file number to which this form relates:

Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered.

On February 5, 2020, Unisys Corporation (the “Company”) adopted a Tax Asset Protection Plan (the “Plan”). The purpose of the Plan is to help protect the Company’s ability to recognize certain tax benefits in future periods from net unrealized built-in losses and other tax attributes (the “Tax Benefits”). The Company’s use of the Tax Benefits in the future may be significantly limited if it experiences an “ownership change” for U.S. federal income tax purposes. In general, an ownership change will occur when the percentage of the Company’s ownership (by value) of one or more “5-percent shareholders” (as defined in the Internal Revenue Code of 1986, as amended) has increased by more than 50 percent over the lowest percentage owned by such shareholders at any time during the prior three years (calculated on a rolling basis).

The Plan is designed to reduce the likelihood that the Company will experience an ownership change by (i) discouraging any person or group from becoming a 4.9 percent shareholder and (ii) discouraging any existing 4.9 percent shareholder from acquiring additional shares of Company’s common stock (the “Common Stock”). There is no guarantee, however, that the Plan will prevent the Company from experiencing an ownership change.

In connection with the adoption of the Plan, on February 5, 2020, the Company declared a dividend of one right (a “Right”) for each outstanding share of Common Stock, par value $0.01 per share, of the Company held of record at the close of business on February 16, 2020, or issued thereafter and prior to the Separation Time (as defined in the Plan) and thereafter pursuant to options, warrants and convertible securities outstanding at the Separation Time.

The Plan (which includes as Exhibit A the forms of Rights Certificate and Election to Exercise and as Exhibit B the form of Certificate of Designation and Terms of the Participating Preferred Stock) is attached hereto as an exhibit and is hereby incorporated herein by reference. The description of the Rights is incorporated by reference herein to the Company’s Current Report on Form 8-K, dated February 6, 2020 and is qualified in its entirety by reference to the Plan and such exhibits thereto.

Item 2.	Exhibits.

Exhibit No.	Description

(1)	Tax Asset Protection Plan (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed on February 6, 2020).

(2)	Forms of Rights Certificate and of Election to Exercise, included in Exhibit A to Tax Asset Protection Plan (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed on February 6, 2020).

(3)	Form of Certificate of Designation and Terms of Participating Preferred Stock, included in Exhibit B to the Tax Asset Protection Plan (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed on February 6, 2020).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: February 6, 2020

Unisys Corporation

By:	/s/ Gerald P. Kenney
Gerald P. Kenney
Senior Vice President, General Counsel and Secretary